Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
BroadVision, Inc.:
     We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-109709, 333-97521, 333-63798, 333-35114, 333-62619, and 333-14057) of BroadVision, Inc. of our report dated March 11, 2005, except for the matters affecting the 2004 consolidated financial statements described in the Restatement discussion in Note 1 and the Convertible Debentures discussion in Note 5, as to which the date is May 26, 2006, relating to the consolidated financial statements and financial statement schedule, which appears in this Form 10-K.
/s/ BDO SEIDMAN, LLP
San Jose, California
June 7, 2006